SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO §240.13d-2

(Amendment No.     )*

BANK OF AMERICA CORPORATION

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

060505104

(CUSIP Number)

September 1, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No.	060505104	13G	Page 2 of 57 Pages

1	NAME OF REPORTING PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 700,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 700,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 700,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON IN

CUSIP No.	060505104	13G	Page 3 of 57 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 700,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 700,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 700,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No.	060505104	13G	Page 4 of 57 Pages

1	NAME OF REPORTING PERSON OBH LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 666,960,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 666,960,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 666,960,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.2%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No.	060505104	13G	Page 5 of 57 Pages

1	NAME OF REPORTING PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 621,040,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 621,040,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 621,040,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7%
12	TYPE OF REPORTING PERSON IC, CO, HC

CUSIP No.	060505104	13G	Page 6 of 57 Pages

1	NAME OF REPORTING PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 310,800,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 310,800,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 310,800,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No.	060505104	13G	Page 7 of 57 Pages

1	NAME OF REPORTING PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 229,600,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 229,600,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 229,600,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1%
12	TYPE OF REPORTING PERSON IC, CO, HC

CUSIP No.	060505104	13G	Page 8 of 57 Pages

1	NAME OF REPORTING PERSON GEICO Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 81,200,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 81,200,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 81,200,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON IC, CO, HC

CUSIP No.	060505104	13G	Page 9 of 57 Pages

1	NAME OF REPORTING PERSON General Re Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 21,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 21,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No.	060505104	13G	Page 10 of 57 Pages

1	NAME OF REPORTING PERSON General Reinsurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 21,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 21,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON IC, CO, HC

CUSIP No.	060505104	13G	Page 11 of 57 Pages

1	NAME OF REPORTING PERSON General Star Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 5,040,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 5,040,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,040,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 12 of 57 Pages

1	NAME OF REPORTING PERSON General Star National Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 1,960,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 1,960,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,960,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 13 of 57 Pages

1	NAME OF REPORTING PERSON Central States of Omaha Companies, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 3,920,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 3,920,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,920,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No.	060505104	13G	Page 14 of 57 Pages

1	NAME OF REPORTING PERSON Central States Indemnity Company of Omaha
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 3,920,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 3,920,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,920,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 15 of 57 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Life Insurance Company of Nebraska
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 11,200,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 11,200,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,200,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO, HC

CUSIP No.	060505104	13G	Page 16 of 57 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Homestate Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 7,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 7,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 17 of 57 Pages

1	NAME OF REPORTING PERSON BH Finance LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 140,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 140,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 140,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON OO

CUSIP No.	060505104	13G	Page 18 of 57 Pages

1	NAME OF REPORTING PERSON Oak River Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 4,200,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 4,200,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,200,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 19 of 57 Pages

1	NAME OF REPORTING PERSON Cypress Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,100,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,100,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,100,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 20 of 57 Pages

1	NAME OF REPORTING PERSON BCS Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 4,900,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 4,900,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,900,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No.	060505104	13G	Page 21 of 57 Pages

1	NAME OF REPORTING PERSON Wesco Financial, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 4,900,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 4,900,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,900,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No.	060505104	13G	Page 22 of 57 Pages

1	NAME OF REPORTING PERSON Wesco Holdings Midwest, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 4,900,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 4,900,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,900,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No.	060505104	13G	Page 23 of 57 Pages

1	NAME OF REPORTING PERSON Wesco-Financial Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 4,900,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 4,900,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,900,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO, HC

CUSIP No.	060505104	13G	Page 24 of 57 Pages

1	NAME OF REPORTING PERSON Kansas Bankers Surety Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Kansas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 4,900,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 4,900,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,900,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 25 of 57 Pages

1	NAME OF REPORTING PERSON National Liability & Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 28,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 28,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 26 of 57 Pages

1	NAME OF REPORTING PERSON Finial Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 14,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 14,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No.	060505104	13G	Page 27 of 57 Pages

1	NAME OF REPORTING PERSON Finial Reinsurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 14,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 14,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 28 of 57 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Assurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 22,400,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 22,400,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,400,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 29 of 57 Pages

1	NAME OF REPORTING PERSON Columbia Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 7,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 7,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO, HC

CUSIP No.	060505104	13G	Page 30 of 57 Pages

1	NAME OF REPORTING PERSON Nederlandse Reassurantie Groep NV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 5,600,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 5,600,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,600,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO, HC

CUSIP No.	060505104	13G	Page 31 of 57 Pages

1	NAME OF REPORTING PERSON NRG America Holding Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 5,600,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 5,600,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,600,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No.	060505104	13G	Page 32 of 57 Pages

1	NAME OF REPORTING PERSON Philadelphia Reinsurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 5,600,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 5,600,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,600,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 33 of 57 Pages

1	NAME OF REPORTING PERSON National Indemnity Company of the South
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,800,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,800,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,800,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 34 of 57 Pages

1	NAME OF REPORTING PERSON National Indemnity Company of Mid-America
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Iowa

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,380,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,380,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,380,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 35 of 57 Pages

1	NAME OF REPORTING PERSON Boat America Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Virginia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 980,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 980,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 980,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No.	060505104	13G	Page 36 of 57 Pages

1	NAME OF REPORTING PERSON Seaworthy Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 980,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 980,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 980,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 37 of 57 Pages

1	NAME OF REPORTING PERSON Stonewall Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 1,400,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 1,400,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,400,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 38 of 57 Pages

1	NAME OF REPORTING PERSON Unione Italiana Reinsurance Company of America, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 980,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 980,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 980,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 39 of 57 Pages

1	NAME OF REPORTING PERSON Atlanta International Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 560,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 560,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 560,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 40 of 57 Pages

1	NAME OF REPORTING PERSON AU Holding Company, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,240,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,240,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,240,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No.	060505104	13G	Page 41 of 57 Pages

1	NAME OF REPORTING PERSON Applied Underwriters, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 2,240,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 2,240,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,240,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO, HC

CUSIP No.	060505104	13G	Page 42 of 57 Pages

1	NAME OF REPORTING PERSON California Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 1,960,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 1,960,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,960,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 43 of 57 Pages

1	NAME OF REPORTING PERSON Continental Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Iowa

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 280,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 280,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 280,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	060505104	13G	Page 44 of 57 Pages

1	NAME OF REPORTING PERSON U.S. Investment Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 9,800,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 9,800,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,800,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No.	060505104	13G	Page 45 of 57 Pages

1	NAME OF REPORTING PERSON United States Liability Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 9,800,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 9,800,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,800,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO, HC

CUSIP No.	060505104	13G	Page 46 of 57 Pages

1	NAME OF REPORTING PERSON Mount Vernon Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE
6 SHARED VOTING POWER 7,000,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER NONE
8 SHARED DISPOSITIVE POWER 7,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

Page 47 of 57 Pages

SCHEDULE 13G

All shares of common stock, par value $0.01 per share (“Common Stock”), of Bank of America Corporation reported in this Schedule 13G are held in the form of warrants exercisable by the Reporting Persons within 60 days.

Item 1.
(a)	Name of Issuer

Bank of America Corporation

(b)	Address of Issuer’s Principal Executive Offices

100 North Tryon Street, Charlotte, North Carolina 28255

Item 2(a).	Name of Person Filing:

Item 2(b).	Address of Principal Business Office:

Item 2(c).	Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States Citizen	Wesco Holdings Midwest, Inc. 3555 Farnam Street Omaha, Nebraska 68131 Nebraska corporation

Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation	Wesco-Financial Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation

OBH LLC 3555 Farnam Street Omaha, Nebraska 68131 Delaware limited liability company	Kansas Bankers Surety Company P.O. Box 1654 Topeka, Kansas 66601 Kansas corporation

National Indemnity Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	National Liability & Fire Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Connecticut corporation

GEICO Corporation 4608 Willard Avenue Chevy Chase, Maryland 20076 Delaware corporation	Finial Holdings, Inc. 3024 Harney Street Omaha, Nebraska 68131 Delaware corporation

Government Employees Insurance Company 4608 Willard Avenue Chevy Chase, Maryland 20076 Maryland corporation	Finial Reinsurance Company 3024 Harney Street Omaha, Nebraska 68131 Connecticut corporation

GEICO Indemnity Company 4608 Willard Avenue Chevy Chase, Maryland 20076 Maryland corporation	Berkshire Hathaway Assurance Corporation 3024 Harney Street Omaha, Nebraska 68131 New York corporation

General Re Corporation 120 Long Ridge Road Stamford, Connecticut 06902 Delaware corporation	Columbia Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation

General Reinsurance Corporation 120 Long Ridge Road Stamford, Connecticut 06902 Delaware corporation	Nederlandse Reassurantie Groep NV 3024 Harney Street Omaha, Nebraska 68131 Netherlands corporation

Page 48 of 57 Pages

General Star Indemnity Company 120 Long Ridge Road Stamford, Connecticut 06902 Connecticut corporation	California Insurance Company P.O. Box 3646 Omaha, Nebraska 68103 California corporation

General Star National Insurance Company 120 Long Ridge Road Stamford, Connecticut 06902 Ohio corporation	U.S. Investment Corporation 1190 Devon Park Drive Wayne, Pennsylvania 19087 Pennsylvania corporation

Oak River Insurance Company 3333 Farnam Street, Suite 300 Omaha, Nebraska 68131 Nebraska corporation	United States Liability Insurance Company 1190 Devon Park Drive Wayne, Pennsylvania 19087 Pennsylvania corporation

Cypress Insurance Company 3333 Farnam Street, Suite 300 Omaha, Nebraska 68131 California corporation	NRG America Holding Company 3024 Harney Street Omaha, Nebraska 68131 Delaware corporation

BCS Holdings, LLC 3555 Farnam Street Omaha, Nebraska 68131 Delaware limited liability company	Philadelphia Reinsurance Corporation 3024 Harney Street Omaha, Nebraska 68131 Pennsylvania corporation

Wesco Financial, LLC 3555 Farnam Street Omaha, Nebraska 68131 Delaware limited liability company	National Indemnity Company of the South 3024 Harney Street Omaha, Nebraska 68131 Florida corporation

Central States of Omaha Companies, Inc. 1212 North 96th Street Omaha, Nebraska 68114 Nebraska corporation	National Indemnity Company of Mid-America 3024 Harney Street Omaha, Nebraska 68131 Iowa corporation

Central States Indemnity Company of Omaha 1212 North 96th Street Omaha, Nebraska 68114 Nebraska corporation	Boat America Corporation 880 S. Pickett Street Alexandria, Virginia 22304 Virginia corporation

Berkshire Hathaway Life Insurance Company of Nebraska 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	Seaworthy Insurance Company 880 S. Pickett Street Alexandria, Virginia 22304 Maryland corporation

Berkshire Hathaway Homestate Insurance Company 3333 Farnam Street, Suite 300 Omaha, Nebraska 68131 Nebraska corporation	Stonewall Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation

BH Finance LLC 3555 Farnam Street, Suite 1440 Omaha, Nebraska 68131 Nebraska limited liability company	Atlanta International Insurance Company 3024 Harney Street Omaha, Nebraska 68131 New York corporation

Unione Italiana Reinsurance Company of America, Inc. 3024 Harney Street Omaha, Nebraska 68131 New York corporation	Continental Indemnity Company P.O. Box 3646 Omaha, Nebraska 68103 Iowa corporation

AU Holding Company, Inc. P.O. Box 3646 Omaha, Nebraska 68103 Delaware corporation	Mount Vernon Fire Insurance Company 1190 Devon Park Drive Wayne, Pennsylvania 19087 Pennsylvania corporation

Applied Underwriters, Inc. P.O. Box 3646 Omaha, Nebraska 68103 Nebraska corporation

Page 49 of 57 Pages

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

060505104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons. All shares of Common Stock of Bank of America Corporation reported in this Schedule 13G are held in the form of warrants exercisable by the Reporting Persons within 60 days.

(b)	Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

(ii)	shared power to vote or to direct the vote

(iii)	sole power to dispose or to direct the disposition of

(iv)	shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 50 of 57 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 12th day of September, 2011

/s/ Warren E. Buffett
Warren E. Buffett

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board

OBH LLC, NATIONAL INDEMNITY COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE COMPANY, GEICO INDEMNITY COMPANY, GENERAL RE CORPORATION, GENERAL REINSURANCE CORPORATION, GENERAL STAR INDEMNITY COMPANY, GENERAL STAR NATIONAL INSURANCE COMPANY, CENTRAL STATES OF OMAHA COMPANIES, INC., CENTRAL STATES INDEMNITY COMPANY OF OMAHA, BERKSHIRE HATHWAY LIFE INSURANCE COMPANY OF NEBRASKA, BERKSHIRE HATHAWAY HOMESTATE INSURANCE COMPANY, BH FINANCE LLC, OAK RIVER INSURANCE COMPANY, CYPRESS INSURANCE COMPANY, BCS HOLDINGS, LLC, WESCO FINANCIAL, LLC, WESCO HOLDINGS MIDWEST, INC., WESCO-FINANCIAL INSURANCE COMPANY, KANSAS BANKERS SURETY COMPANY, NATIONAL LIABILITY & FIRE INSURANCE COMPANY, FINIAL HOLDINGS, INC., FINIAL REINSURANCE COMPANY, BERKSHIRE HATHAWAY ASSURANCE CORPORATION, COLUMBIA INSURANCE COMPANY, NEDERLANDSE REASSURANTIE GROEP NV, NRG AMERICA HOLDING COMPANY, PHILADELPHIA REINSURANCE CORPORATION, NATIONAL INDEMNITY COMPANY OF THE SOUTH, NATIONAL INDEMNITY COMPANY OF MID-AMERICA, BOAT AMERICA CORPORATION, SEAWORTHY INSURANCE COMPANY, STONEWALL INSURANCE COMPANY, UNIONE ITALIANA REINSURANCE COMPANY OF AMERICA, INC., ATLANTA INTERNATIONAL INSURANCE COMPANY, AU HOLDING COMPANY, INC., APPLIED UNDERWRITERS, INC., CALIFORNIA INSURANCE COMPANY, CONTINENTAL INDEMNITY COMPANY, U.S. INVESTMENT CORPORATION, UNITED STATES LIABILITY INSURANCE COMPANY, AND MOUNT VERNON FIRE INSURANCE COMPANY

By:	/s/ Warren E. Buffett
Warren E. Buffett Attorney-in-Fact

Page 51 of 57 Pages

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

OBH LLC

General Re Corporation

GEICO Corporation

Central States of Omaha Companies, Inc.

BCS Holdings, LLC

Wesco Financial, LLC

Wesco Holdings Midwest

Finial Holdings, Inc.

NRG America Holding Company

AU Holding Company, Inc.

U.S. Investment Corporation

SUBSIDIARIES:

National Indemnity Company

Government Employees Insurance Company

GEICO Indemnity Company

General Reinsurance Corporation

General Star Indemnity Company

General Star National Insurance Company

Central States Indemnity Company of Omaha

Berkshire Hathaway Life Insurance Company of Nebraska

Berkshire Hathaway Homestate Insurance Company

BH Finance LLC

Oak River Insurance Company

Cypress Insurance Company

Wesco-Financial Insurance Company

Kansas Bankers Surety Company

National Liability & Fire Insurance Company

Finial Reinsurance Company

Berkshire Hathaway Assurance Corporation

Columbia Insurance Company

Nederlandse Reassurantie Groep NV

Philadelphia Reinsurance Corporation

National Indemnity Company of the South

National Indemnity Company of Mid-America

Boat America Corporation

Seaworthy Insurance Company

Stonewall Insurance Company

Unione Italiana Reinsurance Company of America, Inc.

Atlanta International Insurance Company

Applied Underwriters, Inc.

California Insurance Company

Continental Indemnity Company

United States Liability Insurance Company

Mount Vernon Fire Insurance Company

Page 52 of 57 Pages

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Common Stock of The Goldman Sachs Group, Inc. may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Warren E. Buffett as its agent and Attorney-in-Fact for the purpose of executing any and all Schedule 13G filings required to be made by it with the Securities and Exchange Commission.

Dated: September 12, 2011	/s/ Warren E. Buffett
Warren E. Buffett

Dated: September 12, 2011	Berkshire Hathaway Inc.

/s/ Warren E. Buffett
By: Warren E. Buffett
Title: Chairman and Chief Executive Officer

Dated: September 12, 2011	OBH LLC

/s/ Warren E. Buffett
By: Warren E. Buffett
Title: Chairman and Chief Executive Officer

Dated: September 12, 2011	National Indemnity Company

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	GEICO Corporation

/s/ Michael H. Campbell
By: Michael H. Campbell
Title: Vice President

Dated: September 12, 2011	Government Employees Insurance Company

/s/ Michael H. Campbell
By: Michael H. Campbell
Title: Vice President

Dated: September 12, 2011	GEICO Indemnity Company

/s/ Michael H. Campbell
By: Michael H. Campbell
Title: Vice President

Dated: September 12, 2011	General Re Corporation

/s/ William G. Gasdaska
By: William G. Gasdaska
Title: Senior Vice President

Page 53 of 57 Pages

Dated: September 12, 2011	General Reinsurance Corporation

/s/ William G. Gasdaska
By: William G. Gasdaska
Title: Senior Vice President

Dated: September 12, 2011	General Star Indemnity Company

/s/ William G. Gasdaska
By: William G. Gasdaska
Title: Treasurer

Dated: September 12, 2011	General Star National Insurance Company

/s/ William G. Gasdaska
By: William G. Gasdaska
Title: Treasurer

Dated: September 12, 2011	Central States of Omaha Companies, Inc.

/s/ Thomas B. Schlichting
By: Thomas B. Schlichting
Title: Chief Financial Officer

Dated: September 12, 2011	Central States Indemnity Company of Omaha

/s/ Thomas B. Schlichting
By: Thomas B. Schlichting
Title: Chief Financial Officer

Dated: September 12, 2011	Berkshire Hathaway Life Insurance Company of Nebraska

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	Berkshire Hathaway Homestate Insurance Company

/s/ Andrew R. Linkhart
By: Andrew R. Linkhart
Title: Chief Financial Officer

Dated: September 12, 2011	BH Finance LLC

/s/ Marc D. Hamburg
By: Marc D. Hamburg
Title: President

Dated: September 12, 2011	Oak River Insurance Company

/s/ Andrew R. Linkhart
By: Andrew R. Linkhart
Title: Chief Financial Officer

Dated: September 12, 2011	Cypress Insurance Company

/s/ Andrew R. Linkhart
By: Andrew R. Linkhart
Title: Chief Financial Officer

Page 54 of 57 Pages

Dated: September 12, 2011	BCS Holdings, LLC

/s/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Vice President

Dated: September 12, 2011	Wesco Financial, LLC

/s/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Vice President

Dated: September 12, 2011	Wesco Holdings Midwest, Inc.

/s/ Marc D. Hamburg
By: Marc D. Hamburg
Title: President

Dated: September 12, 2011	Wesco-Financial Insurance Company

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	Kansas Bankers Surety Company

/s/ Charles M. Towle
By: Charles M. Towle
Title: Vice President

Dated: September 12, 2011	National Liability & Fire Insurance Company

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	Finial Holdings, Inc.

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	Finial Reinsurance Company

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	Berkshire Hathaway Assurance Corporation

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	Columbia Insurance Company

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Page 55 of 57 Pages

Dated: September 12, 2011	Nederlandse Reassurantie Groep NV

/s/ Stephen Michael
By: Stephen Michael
Title: Chief Executive Officer

Dated: September 12, 2011	NRG America Holding Company

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	Philadelphia Reinsurance Corporation

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	National Indemnity Company of the South

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	National Indemnity Company of Mid-America

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	Boat America Corporation

/s/ William M. Oakerson
By: William M. Oakerson
Title: Chairman and Chief Executive Officer

Dated: September 12, 2011	Seaworthy Insurance Company

/s/ William M. Oakerson
By: William M. Oakerson
Title: Chairman and Chief Executive Officer

Dated: September 12, 2011	Stonewall Insurance Company

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	Unione Italiana Reinsurance Company of America, Inc.

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Page 56 of 57 Pages

Dated: September 12, 2011	Atlanta International Insurance Company

/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Dated: September 12, 2011	AU Holding Company, Inc.

/s/ Marc D. Hamburg
By: Marc D. Hamburg
Title: President

Dated: September 12, 2011	Applied Underwriters, Inc.

/s/ Robert L. Stafford
By: Robert L. Stafford
Title: Vice President

Dated: September 12, 2011	California Insurance Company

/s/ Robert L. Stafford
By: Robert L. Stafford
Title: Vice President

Dated: September 12, 2011	Continental Indemnity Company

/s/ Robert L. Stafford
By: Robert L. Stafford
Title: Vice President

Dated: September 12, 2011	U.S. Investment Corporation

/s/ Louis F. Rivituso
By: Louis F. Rivituso
Title: Senior Vice President

Dated: September 12, 2011	United States Liability Insurance Company

/s/ Louis F. Rivituso
By: Louis F. Rivituso
Title: Senior Vice President

Page 57 of 57 Pages

Dated: September 12, 2011	Mount Vernon Fire Insurance Company

/s/ Louis F. Rivituso
By: Louis F. Rivituso
Title: Senior Vice President